Exhibit 99.1

Contact:	Monica Levy (media)	For Immediate Release

	414-524-2695	April 19, 2006

Glen Ponczak (investors)
414-524-2375
JOHNSON CONTROLS REPORTS RECORD QUARTERLY RESULTS,
UPDATES EARNINGS GUIDANCE FOR FULL-YEAR 2006
     Milwaukee, Wisconsin. . . . April 19, 2006 . . . .Johnson Controls, Inc. (JCI) today reported record results for the second quarter of fiscal 2006. In addition, the company increased its full-year earnings outlook.
     Chairman and Chief Executive Officer John M. Barth said, “The quarterly operating performance was in line with our expectations. Our strategies for profitable growth and disciplined approach to cost reduction and quality improvements continue to enable us to achieve our financial commitments. We remain confident that we will extend our track record for consecutive years of record sales and earnings in 2006.”
     Mr. Barth continued, “We have 136,000 employees around the world who are devoted to our customers, to continuous improvement and to innovation. They make us successful, and I commend them for their efforts.”
Second-Quarter Results
     For the three months ended March 31, 2006, sales increased 18% to a record $8.2 billion from $6.9 billion last year, primarily reflecting increases in the building efficiency and power solutions businesses. The negative effect of foreign currency in the quarter reduced sales by approximately $315 million.
-more-

Johnson Controls
April 19, 2006

     Operating income was a record $266 million versus $43 million which was reduced by a 2005 restructuring charge of $210 million. The tax rate in the 2006 quarter was 17.3%, reflecting a cumulative reduction in the annual base effective tax rate to 21% from 24.3% (see tax note). This reduction principally reflects a higher proportion of 2006 earnings coming from lower tax jurisdictions. The company expects the tax rate in 2007 to be within the range of 23% to 24%.
     Income from continuing operations in the current quarter was $162 million versus $54 million in the prior year. Diluted earnings per share from continuing operations were $0.83 compared with $0.28 in the prior year.
Second-Quarter Results Excluding Special Items (Non-GAAP)
     The following discussion focuses on the performance of the ongoing operations of the company and therefore excludes 2005 special items such as restructuring costs, gains from businesses divested, and a tax credit. A reconciliation to GAAP measures is provided in the footnotes to the attached Condensed Consolidated Financial Statements.
     Operating income was 5% higher than the prior year due to increased earnings from the building efficiency and power solutions businesses. Income from continuing operations of $162 million compares with $165 million for 2005, as the net interest expense and acquisition accounting related to the December 2005 York acquisition more than offset York’s earnings and the benefit of the lower base effective tax rate. Diluted earnings per share from continuing operations were $0.83 versus $0.85 in the prior year.
     Interior experience sales for the second quarter of 2006 totaled $4.8 billion, approximately level with sales in 2005 while operating income was $135 million, 1% lower than in the prior year. Excluding the negative effect of foreign currency, sales increased 5% and operating income increased 8%. Industry light vehicle production in North America was approximately 4% higher; European production is estimated to have been up 2%. The European interiors operating margin increased over the prior year. The North American operating margin declined year-over-year due to commodity
-more-

Johnson Controls
April 19, 2006

pressures and a negative vehicle mix, but improved slightly compared to the first quarter of 2006.
     Power solutions sales were up 29% to $874 million from $680 million due to the impact of the July 2005 acquisition of Delphi’s battery business as well as higher organic shipments. Operating income increased 14% to $75 million from $66 million due to the higher volume and improved operational efficiencies. Operating margin declined due to record high lead costs, most of which are expected to be recovered in customer pricing, as well as the Delphi battery acquisition.
     Building efficiency sales increased 74% to $2.5 billion from $1.4 billion in 2005 primarily reflecting the York acquisition as well as increased sales of control systems and services for non-residential buildings in North America. Operating income increased 10% to $56 million from $51 million due to the higher volume. Excluding non-recurring acquisition costs of $22 million, operating income was up 53%. York’s results improved over its 2005 second quarter, led by a strong performance by its residential air conditioning business. The backlog of uncompleted contracts was $3.3 billion, up 8% from the previous year (pro-forma including York).
2006 Full Year and Third-Quarter Outlook
     Johnson Controls forecast that its diluted earnings per share from continuing operations for 2006 would be in a range of $5.25 — $5.35, including a $0.22 to $0.24 benefit from the lower effective tax rate. The company previously provided earnings guidance of $5.00 to $5.15 per share from continuing operations. Sales expectations for the year are unchanged at approximately $32 billion.
     For the third quarter of 2006 the company anticipates diluted earnings per share from continuing operations of $1.65 to $1.70, an increase of 26% to 30% over the $1.31 per share earned in the third quarter of 2005.
     Johnson Controls said the expected substantial increase in earnings in the second half of 2006 is primarily attributable to its building efficiency business, reflecting the absence of York acquisition accounting costs, the positive seasonality of the air
-more-

Johnson Controls
April 19, 2006

conditioning industry and increased customer demand. The company said it also expects a continued strong performance by its European interiors and power solutions businesses.
     The company expects that its financial position will remain strong. It anticipates that its ratio of total debt to total capitalization will decline to approximately 40% by the end of 2006 from 45% at March 31, 2006.
     “We continued to make progress transforming our businesses to take advantage of the global growth opportunities,” Mr. Barth said. “The underlying performance of each of our businesses continues to improve. Additionally, as we improve our cost structure, we continue to identify more opportunity to deliver greater value to our customers.”
###
Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
###
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2006 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the successful integration of York, as well as those factors discussed in the Company’s Form 8-K filing (dated January 19, 2006) and the risk factors as filed with the SEC January 9, 2006, could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
April 19, 2006

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2006	2005
	GAAP	GAAP	Non-GAAP
Net sales	$8,167	$6,899	$6,899
Cost of sales	7,114	6,072	6,072

Gross profit	1,053	827	827

Selling, general and administrative expenses	787	574	574
Restructuring costs	—	210	—

Operating income	266	43	253

Interest expense — net	(69)	(28)	(28)
Equity income	20	19	19
Miscellaneous — net	(8)	(12)	(12)

Income from continuing operations before income taxes and minority interests	209	22	232

Provision (benefit) for income taxes	36	(38)	58
Minority interests in net earnings of subsidiaries	11	6	9

Income from continuing operations	162	54	165

Income and gain on sale from discontinued operations, net of income taxes	3	149	4

Net income	$165	$203	$169

Diluted earnings per share from continuing operations	$0.83	$0.28	$0.85

Diluted earnings per share	$0.84	$1.04	$0.87

Diluted weighted average shares	196	194	194

Shares outstanding at period end	195	192	192

Johnson Controls
April 19, 2006

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2006	2005
	GAAP	GAAP	Non-GAAP
Net sales	$15,695	$13,517	$13,517
Cost of sales	13,725	11,884	11,884

Gross profit	1,970	1,633	1,633

Selling, general and administrative expenses	1,473	1,161	1,161
Restructuring costs	—	210	—

Operating income	497	262	472

Interest expense — net	(114)	(54)	(54)
Equity income	44	40	40
Miscellaneous — net	—	(16)	(16)

Income from continuing operations before income taxes and minority interests	427	232	442

Provision for income taxes	74	1	108
Minority interests in net earnings of subsidiaries	24	21	24

Income from continuing operations	329	210	310

Income and gain on sale from discontinued operations, net of income taxes	1	161	16

Net income	$330	$371	$326

Diluted earnings per share from continuing operations	$1.68	$1.08	$1.59

Diluted earnings per share	$1.69	$1.91	$1.68

Diluted weighted average shares	196	194	194

Shares outstanding at period end	195	192	192

Johnson Controls
April 19, 2006

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$154	$171	$245
Accounts receivable — net	5,661	4,987	4,522
Inventories	1,598	983	890
Assets of discontinued operations	145	—	—
Other current assets	1,352	998	942

Current assets	8,910	7,139	6,599

Property, plant and equipment — net	3,950	3,581	3,384
Goodwill — net	5,672	3,733	3,674
Other intangible assets — net	791	289	287
Investments in partially-owned affiliates	470	445	423
Other noncurrent assets	1,376	957	848

Total assets	$21,169	$16,144	$15,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,028	$765	$601
Accounts payable and accrued expenses	5,348	4,686	4,279
Liabilities of discontinued operations	36	—	—
Other current liabilities	2,062	1,390	1,300

Current liabilities	8,474	6,841	6,180

Long-term debt	4,185	1,577	1,665
Minority interests in equity of subsidiaries	138	196	143
Other noncurrent liabilities	2,069	1,472	1,535
Shareholders’ equity	6,303	6,058	5,692

Total liabilities and shareholders’ equity	$21,169	$16,144	$15,215

Johnson Controls
April 19, 2006

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended March 31,
	2006	2005
Operating Activities
Net income	$165	$203

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	181	159
Equity in earnings of partially-owned affiliates, net of dividends received	(7)	(7)
Minority interests in net earnings of subsidiaries	11	6
Gain on sale of discontinued operations	—	(145)
Other — net	74	(58)
Changes in working capital, excluding acquisitions and divestitures of businesses:
Receivables	39	(467)
Inventories	(55)	8
Accounts payable and accrued liabilities	(61)	349
Change in other assets and liabilities	11	138

Cash provided by operating activities	358	186

Investing Activities
Capital expenditures	(193)	(141)
Sale of property, plant and equipment	7	4
Business divestitures	—	687
Other — net	(21)	27

Cash (used in) provided by investing activities	(207)	577

Financing Activities
Decrease in short and long-term debt — net	(114)	(534)
Payment of cash dividends	(105)	(92)
Other — net	54	—

Cash used in financing activities	(165)	(626)

Increase (decrease) in cash and cash equivalents	$(14)	$137

Johnson Controls
April 19, 2006

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months
	Ended March 31,
	2006	2005
Operating Activities
Net income	$330	$371

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	346	321
Equity in earnings of partially-owned affiliates, net of dividends received	1	(28)
Minority interests in net earnings of subsidiaries	24	21
Gain on sale of discontinued operations	—	(145)
Other — net	82	(56)
Changes in working capital, excluding acquisitions and divestitures of businesses:
Receivables	(10)	(249)
Inventories	(43)	(2)
Accounts payable and accrued liabilities	(336)	48
Change in other assets and liabilities	(21)	74

Cash provided by operating activities	373	355

Investing Activities
Capital expenditures	(262)	(283)
Sale of property, plant and equipment	13	8
Acquisition of businesses, net of cash acquired	(2,564)	(33)
Business divestitures	—	687
Other — net	65	13

Cash (used in) provided by investing activities	(2,748)	392

Financing Activities
Increase (decrease) in short and long-term debt — net	2,352	(519)
Payment of cash dividends	(109)	(96)
Other — net	115	14

Cash provided by (used in) financing activities	2,358	(601)

Increase (decrease) in cash and cash equivalents	$(17)	$146

Johnson Controls
April 19, 2006

FOOTNOTES
1. Business Highlights

	Three Months			Six Months
	Ended March 31,			Ended March 31,
(in millions)	(unaudited)			(unaudited)
	2006	2005	%	2006	2005	%
Net Sales
Building efficiency	$2,490	$1,432	74%	$4,298	$2,810	53%
Interior experience	4,803	4,787	0%	9,548	9,307	3%
Power solutions	874	680	29%	1,849	1,400	32%

Total	$8,167	$6,899		$15,695	$13,517

Operating Income
Building efficiency	$56	$51	10%	$93	$86	8%
Interior experience	135	136	-1%	220	227	-3%
Power solutions	75	66	14%	184	159	16%

Total	$266	$253		$497	$472

Restructuring costs	—	(210)		—	(210)

Consolidated operating income	$266	$43		$497	$262

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, air conditioning and refrigeration products and services for the residential and non-residential buildings market.
Interior experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Designs and manufactures automotive batteries for the replacement and original equipment markets.
2. Acquisition
On December 9, 2005, the Company completed its acquisition of York International Corporation (York). The Company paid $56.50 for each outstanding share of common stock plus the assumption of debt. The total value of the acquisition was approximately $3.2 billion, including approximately $565 million of debt.
3. Discontinued Operations
The Company acquired York’s Bristol Compressor business as part of the York acquisition on December 9, 2005. The Company is currently exploring strategic alternatives for this business.
In February 2005, the Company completed the sale of its engine electronics business to Valeo for approximately 316 million euro, or approximately $419 million. This non-core business was a part of the Sagem SA automotive electronics business that was acquired in fiscal 2002 and was included in the interior experience business.
In March 2005, the Company completed the sale of its Johnson Controls World Services Inc. subsidiary to IAP Worldwide Services Inc. for approximately $260 million. This non-strategic business was acquired in fiscal 1989 from Pan Am Corporation and was included in the building efficiency business.
The Bristol Compressor business, the engine electronics business and the Johnson Controls World Services Inc. subsidiary are reported as discontinued operations in the Condensed Consolidated Financial Statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Johnson Controls
April 19, 2006

4. Income Taxes
The Company’s estimated annual base effective income tax rate for continuing operations declined to 21.0% from the 24.3% used in the prior quarter and from the 25.7% used for the prior fiscal year, primarily due to increased income in certain foreign jurisdictions with a rate of tax lower than the U.S. statutory tax rate, decreased income in higher-tax jurisdictions and certain tax planning initiatives. The adjustment to the effective tax rate resulted in a $14 million cumulative reduction in income tax expense for the six months ended March 31, 2006, which impacted diluted earnings per share from continuing operations by $0.07.
The table below shows a reconciliation of the tax provision, as reported, for the three and six months ended March 31, 2006 (amounts in millions):

	Three Months Ended		Six Months Ended
	March 31, 2006		March 31, 2006
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Base effective tax rate	$44	21.0%	$104	24.3%
Reduction in base effective tax rate	(7)		(14)

	37		90	21.0%

Valuation allowance release	(32)		(32)
Foreign earnings repatriation	31		31
Change in status of foreign subsidiary	—		(11)
Disposition of a joint venture	—		(4)

Tax provision	$36	17.3%	$74	17.3%

5. Non-GAAP Reconciliation
The following tables reconcile the Company’s Non-GAAP amounts included in the press release to the most directly comparable GAAP measure (in millions, except for per share amounts):

Three Months Ended
March 31, 2005
(unaudited)

Non-GAAP operating income	$253
Restructuring costs	(210)

GAAP operating income	$43

Three Months Ended
March 31, 2005
(unaudited)

Non-GAAP income from continuing operations	$165
Restructuring costs	(180)
European capital loss tax credits	69

GAAP income from continuing operations	$54

Three Months Ended
March 31, 2005
(unaudited)

Non-GAAP diluted EPS from continuing operations	$0.85
Restructuring costs	(0.92)
European capital loss tax credits	0.35

GAAP diluted EPS from continuing operations	$0.28

	Full Year Earnings Per Share Guidance
	(unaudited)
	2006	2005
	(estimate)	(actual)		% Inc
Non-GAAP EPS from continuing operations	$5.25-$5.35	$4.41	*	19-21%
Restructuring costs	—	(0.92)
European capital loss tax credits	—	0.40

GAAP EPS from continuing operations	$5.25-$5.35	$3.90	*

*	Due to the use of weighted-average shares outstanding for the fiscal year in computing earnings per share, the sum of the quarterly components may not equal the per share amounts listed for the fiscal year.